Exhibit 6.3
ASSET MANAGEMENT & ADMINISTRATIVE SERVICES AGREEMENT
This ASSET MANAGEMENT & ADMINISTRATIVE SERVICES AGREEMENT (this “Agreement”), dated as of _______, is entered into between Otis Wealth, Inc., a Delaware corporation (the “Asset Manager”), Public 1997 Michael Jordan PMG LLC, a Delaware limited liability company (the “Company”) and Otis Wealth, Inc., a Delaware corporation, separately in its capacity as managing member of the Company (the “Managing Member”). Terms used but not defined herein shall have the meanings ascribed to them in the Limited Liability Company Agreement, dated July 22, 2022, of the Company (as amended, the “Operating Agreement”).
WHEREAS, the Company acquired the asset (the “Asset”) described in the Company’s Offering Circular filed with the U.S. Securities & Exchange Commission (the “Commission”);
WHEREAS, pursuant to the Operating Agreement, the Managing Member shall be responsible for the acquisition and disposition of the Asset, as well as the business of the Company;
WHEREAS, pursuant to the Operating Agreement, the Managing Member exercises ultimate authority over the Asset and has the right to delegate its responsibilities under the Operating Agreement in respect of the management of the Asset and administration of the Company;
WHEREAS, the Managing Member and the Company desire to avail themselves of the advice and assistance of the Asset Manager and to appoint and retain the Asset Manager as the asset manager to the Company with respect to the Asset and to provide certain administrative services; and
WHEREAS, the Asset Manager wishes to accept such appointment.
NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby covenant and agree as follows:
1.
Appointment of Asset Manager; Acceptance of Appointment. The Managing Member, on behalf of the Company, hereby appoints the Asset Manager as asset manager to the Company for the purpose of managing the Asset and administrator for the company to provide the administrative services set forth below. The Asset Manager hereby accepts such appointment.
2.
Authority of the Asset Manager.
(a)
Except as set forth below and any guidance as may be established from time to time by the Managing Member, the Asset Manager shall have sole authority and complete discretion over the care, custody, maintenance and management of the Asset, to provide the administrative services set forth below and to take any action that it deems necessary or desirable in connection therewith. The Asset Manager is authorized on behalf of the Company to take such actions necessary for (collectively, the “Services”):
(i)
the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including entering into on behalf of the Company indebtedness that is convertible into Interests, and the incurring of any other obligations;
(ii)
the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company (including, but not limited to, the filing of periodic reports on Forms 1-K, 1-SA and 1-U with the Commission), and the making of any tax elections;

(iii)
the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company (including, for the avoidance of doubt, the Asset) or the merger or other combination of the Company with or into, or acquisition by, another person;
(iv)
the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of the Operating Agreement, including the financing of the conduct of the operations of the Company and the repayment of obligations of the Company;
(v)
the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);
(vi)
the selection, retention and dismissal of employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment, retention or hiring, and the payment of fees, expenses, salaries, wages and other compensation to such Persons;
(vii)
the solicitation of proxies from holders of Interests issued on or after the date of the Operating Agreement that entitles the holders thereof to vote on any matter submitted for consent or approval of Economic Members under the Operating Agreement;
(viii)
the maintenance of insurance for the benefit of the Company and the Indemnified Persons and the reinvestment of any proceeds received by the Company from an insurance claim in a replacement Asset which is substantially similar to that which comprised the Asset prior to the event giving rise to such insurance payment;
(ix)
the creation and implementation of asset maintenance and care policies for the Asset and compliance with such maintenance policies, including, if applicable, the engagement of third-party independent contractors for the care, custody, maintenance and management of the Asset;
(x)
the formation of, or acquisition or disposition of an interest in, and the contribution of property and the making of loans to, any limited or general partnership, joint venture, corporation, limited liability company or other entity or arrangement;
(xi)
the placement of any Free Cash Flow funds in deposit accounts in the name of the Company or of a custodian for the account of the Company, or to invest those Free Cash Flow funds in any other investments for the account of the Company, in each case pending the application of those Free Cash Flow funds in meeting liabilities of the Company or making distributions or other payments to the Members (as the case may be);
(xii)
the control of any matters affecting the rights and obligations of the Company, including the bringing, prosecuting and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation, including in respect of taxes;
(xiii)
the indemnification of any Person against liabilities and contingencies to the maximum extent permitted by law;
(xiv)
the entering into of listing agreements with any National Securities Exchange, ATS or over-the-counter market and the delisting of some or all of the Interests from, or requesting that trading be suspended on, any such exchange or market;

(xv)
the registration of any offer, issuance, sale or resale of Interests or other securities issued or to be issued by the Company under the Securities Act and any other applicable securities laws (including any resale of Interests or other securities by Members or other security holders);
(xvi)
the selection of an auditor for the Company; and
(xvii)
the selection of any transfer agent or depositor for any securities of the Company, and the entry into such agreements and provision of such other information as shall be required for such transfer agent or depositor to perform its applicable functions.
(b)
For the avoidance of doubt and without limiting the foregoing, the Manager shall:
(i)
have full responsibility for the custody and maintenance of the title of the Asset;
(ii)
manage and perform the various administrative functions necessary for our day-to-day operations;
(iii)
provide financial and operational planning services;
(iv)
maintain all appropriate books and records for the Company;
(v)
oversee tax, compliance and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters, including paying routine taxes;
(vi)
supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;
(vii)
provide all necessary cash management services;
(viii)
manage and coordinate with the transfer agent, as needed; and
(ix)
generally, perform any other act necessary to carry out its obligations under this Agreement.
(c)
The Asset Manager shall devote such time to its duties under this Agreement as may be deemed reasonably necessary by the Asset Manager in light of the understanding that such duties are expected to be performed only at occasional or irregular intervals.
(d)
The Asset Manager may delegate all or any of its duties under this Agreement to any person who shall perform such delegated duties under the supervision of the Asset Manager on such terms as the Asset Manager shall determine.
(e)
Should the Asset become obsolete (e.g., lack investor demand for its interests) or suffer from a catastrophic event, the Asset Manager may choose to sell the Asset. As a result of a sale under any circumstances, the Asset Manager will distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered under the assets insurance contract) to the holders of interests in the Company (after payment of any accrued liabilities or debt on the Asset).

3.
Cooperation. The Asset Manager agrees to use reasonable efforts to make appropriate personnel available for consultation with the Company on matters pertaining to the Asset and to consult with the Managing Member regarding asset management decisions with respect to the Asset prior to execution. The Managing Member may make any reasonable request for the provision of information or for other cooperation from the Asset Manager with respect to its duties under this Agreement, and the Asset Manager shall use reasonable efforts to comply with such request, including, without limitation, furnishing the Company with such documents, reports, data and other information as the Managing Member may reasonably request regarding the Asset and the Asset Manager’s performance hereunder or compliance with the terms hereof.
4.
Representations and Warranties. Each party hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party.
5.
Limitation of Liability; Indemnification.
(a)
None of the Asset Manager, its affiliates or any of their respective directors, members, stockholders, partners, officers, employees or controlling persons (collectively, “Managing Parties”) shall be liable to the Company for: (i) any act or omission performed or failed to be performed by any Managing Party (other than any criminal wrongdoing) arising from the exercise of such Managing Party’s rights or obligations hereunder, or for any losses, claims, costs, damages or liabilities arising therefrom, in the absence of criminal wrongdoing, willful misfeasance or gross negligence on the part of such Managing Party; (ii) any tax liability imposed on the Company or the Asset; or (iii) any losses due to the actions or omissions of the Company or any brokers or other current or former agents or advisers of the Company.
(b)
To the fullest extent permitted by applicable law, the Company will indemnify the Asset Manager and its Managing Parties against any and all losses, damages, liabilities, judgments, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”) to which such person may become subject in connection with any matter arising out of or in connection with this Agreement, except to the extent that any such Loss results solely from the acts or omissions of a Managing Party that have been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to have resulted primarily from such Managing Party’s fraud, willful misconduct or gross negligence. If this Section 5 or any portion hereof shall be invalidated on any ground by a court of competent jurisdiction, the Company shall nevertheless indemnify the Managing Party for any Losses incurred to the full extent permitted by any applicable portion of this Section that shall not have been invalidated.
(c)
The Asset Manager gives no warranty as to the performance or profitability of the Asset or as to the performance of any third party engaged by the Asset Manager hereunder.
(d)
The Asset Manager may rely, and shall be protected in acting or refraining from action, upon any instruction from, or document signed by, any authorized person of the Company or other person reasonably believed by the Asset Manager to be authorized to give or sign the same whether or not the authority of such person is then effective.
6.
Assignments. This Agreement may not be assigned by either party without the consent of the other party. In performing its obligations under this Agreement, the Asset Manager may, at its discretion, delegate any or all of its rights, powers and functions under this Agreement to any person in accordance with section 2(d) without the need for the consent of the Company, provided that the Asset Manager’s liability to the Company for all matters so delegated shall not be affected by such delegation.
7.
Expenses and Compensation.

(a)
The Asset Manager will bear all fees, taxes, costs and expenses of, or incurred in connection with the operation of, the Company; provided, however, that the Asset Manager shall not be responsible for (i) any amounts in respect of the indemnification set forth in Section 5, (ii) any indemnification payments to be made pursuant to Section 5.05 of the Operating Agreement or (iii) any Non-Routine Taxes (as defined in the Operating Agreement).
(b)
Each party will bear its own costs relating to the negotiation, preparation, execution and implementation of this Agreement.
(c)
As compensation for providing the Services and bearing the fees, taxes, costs and expenses described in Section 7(a), the Company shall pay the Asset Manager fees in the form of Interests equal to 2% per annum of the total Interests outstanding, after giving effect to such issuance, issued on a monthly basis in arrears at a rate of 1/6% per month, commencing on the date of the final closing of the Company’s offering of Interests under Regulation A of the Securities Act of 1933, as amended.
8.
Services to Other Clients; Certain Affiliated Activities.
(a)
The relationship between the Asset Manager and the Company is as described in this Agreement, and nothing in this Agreement, none of the services to be provided pursuant to this Agreement nor any other matter, shall oblige the Asset Manager to accept responsibilities that are more extensive than those set forth in this Agreement.
(b)
The Asset Manager’s services to the Company are not exclusive. The Asset Manager may engage in other activities on behalf of itself, any other Managing Party and other clients (which, for the avoidance of doubt, may include affiliates of the Company). The Company acknowledges and agrees that the Asset Manager may, without prior notice to the Company, give advice to such other clients. The Asset Manager shall not be liable to account to the Company for any profits, commission or remuneration made or received in respect of transactions effected pursuant to the Asset Manager’s advice to another client and nor will the Asset Manager’s fees be abated as a result.
9.
Duration and Termination. This Agreement shall continue in full force and effect until, will terminate on the earlier of, (i) one year after the date on which the Asset has been liquidated and the obligations connected to such Asset (including, without limitation, contingent obligations) have terminated; (ii) if earlier, the removal of Otis Wealth, Inc. as managing member of the Company; (iii) upon notice by either party of the other party’s material breach of this Agreement; or (iv) such other date as agreed between the parties to this Agreement, without penalty or other additional payment. Termination shall not affect accrued rights, and the provisions of Sections 4, 5, 7 (with respect to any accrued but unpaid fees and expenses), 8, 9, 11, 14 and 16 hereof shall survive the termination of this Agreement.
10.
Power of Attorney. For so long as this Agreement is in effect, the Company constitutes and appoints the Asset Manager, with full power of substitution, its true and lawful attorney-in-fact and in its name, place and stead to carry out the Asset Manager’s obligations and responsibilities to the Company under this Agreement.
11.
Notices. Except as otherwise specifically provided herein, all notices shall be deemed duly given when sent in writing by registered mail, overnight courier or email to the appropriate party at the following addresses, or to such other address as shall be notified in writing by that party to the other party from time to time:
If to the Asset Manager:

Otis Wealth, Inc.
6 Harrison Street, 5th Floor
New York, NY 10013
Attention: Legal Department
Email: alts@public.com

If to the Company:

Public 1997 Michael Jordan PMG LLC
c/o Otis Wealth, Inc.
6 Harrison Street, 5th Floor
New York, NY 10013
Attention: Legal Department
Email: alts@public.com
12.
Independent Contractor. For all purposes of this Agreement, the Asset Manager shall be an independent contractor and not an employee or dependent agent of the Company nor shall anything herein be construed as making the Company a partner or co-venturer with the Asset Manager, any other Managing Party or any of its other clients. Except as expressly provided in this Agreement or as otherwise authorized in writing by the Company, the Asset Manager shall have no authority to bind, obligate or represent the Company.
13.
Entire Agreement; Amendment; Severability. This Agreement states the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior agreements relating to the subject matter hereof and may not be supplemented or amended except in writing signed by the parties. If any provision or any part of a provision of this Agreement shall be found to be void or unenforceable, it shall not affect the remaining part, which shall remain in full force and effect.
14.
Confidentiality. All information furnished or made available by the Company to the Asset Manager hereunder, or by the Asset Manager to the Company hereunder, shall be treated as confidential by the Asset Manager, or the Company, as applicable, and shall not be disclosed to third parties except as required by law or as required in connection with the execution of transactions with respect to the Asset and except for disclosure to counsel, accountants and other advisors.
15.
Governing Law; Jurisdiction. This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware. The parties irrevocably agree that the Court of Chancery of the State of Delaware is to have the exclusive jurisdiction to settle any disputes which may arise out of in connection with this Agreement and accordingly any suit, action or proceeding arising out of or in connection with this Agreement shall be brought in such courts.
16.
Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format (pdf) signature pages), with the same force and effect as if each of the signatories had executed the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or electronic transmission in portable document format (pdf), shall be treated in all manner and respects as an original thereof and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto, the other party shall re-execute original forms hereof and deliver them to the other parties. No party hereto shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or document was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation of a contract, and each such party forever waives any such defense.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly appointed agents so as to be effective on the day, month and year first above written.

ASSET MANAGER:

Otis Wealth, Inc.

By:
Name:	Keith Marshall
Title:	President, Secretary, Treasurer & Sole Director

COMPANY:

Public 1997 Michael Jordan PMG LLC
By: Otis Wealth, Inc., its managing member

By:
Name:	Keith Marshall
Title:	President, Secretary, Treasurer & Sole Director

MANAGING MEMBER:

Otis Wealth, Inc.

By:
Name:	Keith Marshall
Title:	President, Secretary, Treasurer & Sole Director